Exhibit 99.1
WVT Announces VP Retirement
Brenda A. Schadt, the Vice President of Customer Service and Directory of Warwick Valley Telephone Company (Nasdaq: WWVYE; the “Company”) has informed the Company that she will retire at year end. Mrs. Schadt indicated that she has been contemplating her retirement for some time and that she is looking forward to being able to fulfill several lifelong aspirations. Warwick’s President, Mr. Herbert Gareiss, Jr., expressed his appreciation to Mrs. Schadt for her 43 years of loyal and dedicated service, and indicated that she will be missed. The Company does not intend to name another Vice President to fill her position.